                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

                                                       Three Months Ended
                                                  -----------------------------
                                                  March 31, 1997 March 31, 1998
                                                  -------------- --------------
                                                         (in thousands)

Net income before provision for income taxes and
 cumulative effect of change in accounting
 principle.......................................     $   31         $  739
  Add fixed charges
  Interest costs including amortization of debt
   issuance cost.................................        694          1,062
                                                      ------         ------
Earnings.........................................     $  725         $1,801
                                                      ======         ======
Fixed Charges
  Interest expense including amortization of debt
   issuance cost.................................     $  694         $1,062
  Capitalized interest...........................      1,334          2,060
                                                      ------         ------
Total Fixed Charges..............................      2,028          3,122
                                                      ======         ======
Ratio of Earnings to Fixed Charges...............        .36            .58
                                                      ======         ======
Deficiency of Earnings to Cover Fixed Charges....     $1,303         $1,321
                                                      ======         ======